North Central Bancshares, Inc.
David M. Bradley
515-576-7531
Distribution:  Iowa Newsline
March 9, 2012

NORTH CENTRAL BANCSHARES, INC. ANNOUNCES FINANCIAL RESULTS FOR YEAR ENDED DECEMBER 31, 2011

Fort Dodge, Iowa – North Central Bancshares, Inc. (the “Company”) (NASDAQ: FFFD), the holding company for First Federal Savings Bank of Iowa (the “Bank”), announced today its financial results for the year ended December 31, 2011.

The Company’s net income for the year ended December 31, 2011 was $2.6 million, or $1.53 diluted earnings per common share, compared to net income of $1.7 million, or $0.87 diluted earnings per common share, for the year ended December 31, 2010.  The increase in earnings was primarily due to a decrease in provision for loan losses and increases in net interest income and gain on securities, offset in part by a decrease in noninterest income and increases in noninterest expense and the provision for income taxes.

Net interest income increased by $64 thousand to $14.5 million for the year ended December 31, 2011, as compared to the year ended December 31, 2010.  Net interest spread for the year ended December 31, 2011 was 3.33%, compared to net interest spread of 3.19% for the year ended December 31, 2010.  Net interest margin for the year ended December 31, 2011 was 3.49%, compared to net interest margin of 3.38% for the year ended December 31, 2010.

The Company’s provision for loan losses was $2.1 million and $4.1 million for the years ended December 31, 2011 and 2010, respectively.  Net loans charged off for the year ended December 31, 2011 totaled $2.4 million, compared to $5.1 million for the year ended December 31, 2010.  The Company establishes provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level which is deemed to be appropriate based upon an assessment of prior loss experience, industry standards, past due loans, economic conditions, the volume and type of loans in the Bank’s portfolio, and other factors related to the collectibility of the Bank’s loan portfolio.

The allowance for loan losses at December 31, 2011 constituted 1.8% of loans and 124.6% of nonperforming loans, compared to the allowance for loan losses at December 31, 2010 constituting 1.8% of loans and 53.1% of nonperforming loans.  Nonperforming assets were $6.5 million, or 1.5% of total assets at December 31, 2011, compared to $16.2 million, or 3.6% of total assets at December 31, 2010.

The Company’s noninterest income was $7.6 million and $7.9 million for the years ended December 31, 2011 and 2010, respectively.  The decrease in noninterest income for the year ended December 31, 2011 compared to the same period in 2010 was primarily due to decreases in bank fees and service charges, abstract fees and gain on sale of loans.  These decreases were offset in part by an increase in investment and insurance sales.

The Company’s noninterest expense for the year ended December 31, 2011 and 2010 was $16.7 million and $16.1 million, respectively.  Compensation and employee benefits, professional fees, foreclosed real estate impairment and expense, and title plant impairment increased for the year ended December 31, 2011, compared to the same period in 2010.  These increases were offset in part by decreases in FDIC insurance expense, regulatory fees and premises and equipment expenses.

The Company’s provision for income taxes was $786 thousand and $478 thousand for the years ended December 31, 2011 and 2010, respectively.  The increase in income taxes was primarily due to an increase in income before income taxes, offset in part by the receipt of new low income housing tax credits.

Total assets at December 31, 2011 were $433.0 million, compared to $452.3 million at December 31, 2010.  Net loans decreased by $23.1 million, or 6.9%, to $311.4 million at December 31, 2011, from $334.5 million at December 31, 2010.  The decrease in net loans was primarily due to payments, prepayments, and sales of loans, offset in part by the origination of one-to-four family residential, commercial and multi-family real estate and consumer loans.  At December 31, 2011, net loans consisted of (i) $136.8 million of one-to-four family real estate representing a decrease of $3.4 million from December 31, 2010, (ii) $66.5 million of commercial real estate loans representing a decrease of $3.4 million from December 31, 2010, (iii) $48.0 million of multi-family real estate loans representing a decrease of $8.7 million from December 31, 2010, and (iv) $60.1 million of consumer loans representing a decrease of $7.7 million from December 31, 2010.  Cash and cash equivalents decreased $3.2 million, or 15.5%, to $17.4 million at December 31, 2011, compared to $20.6 million at December 31, 2010.  Investment in certificates of deposit decreased $9.1 million, or 71.4%, to $3.6 million at December 31, 2011, compared to $12.7 million at December 31, 2010.  Securities available-for-sale increased $19.5 million, or 40.3%, to $68.0 million at December 31, 2011, compared to $48.4 million at December 31, 2010.  The increase in securities available for sale was primarily funded by loan repayments that exceeded loan originations and increases in deposits and proceeds from maturities of investments in certificates of deposit.

Deposits increased $11.0 million, or 3.1%, to $360.9 million at December 31, 2011, from $349.8 million at December 31, 2010.  The increase in deposits was primarily due to an increase in interest-bearing demand deposits, partially offset by decreases in certificates of deposits.  Interest bearing demand accounts increased $16.4 million, which was primarily the result of the Company’s promotion of F1Rst Perks Checking, a high yield checking account, and the promotion of business commercial checking accounts.  Borrowed funds decreased $23.5 million, or 47.7%, to $25.8 million at December 31, 2011, from $49.3 million at December 31, 2010.

Stockholders’ equity was $42.1 million at December 31, 2011, compared to $49.2 million at December 31, 2010.  The decrease in stockholders' equity was primarily due to the redemption of the Bank’s preferred stock issued to the U.S. Department of the Treasury ("Treasury") under its Troubled Asset Relief Program’s Capital Purchase Program ("TARP CPP"), offset in part by earnings and an increase in the market value of the investment portfolio.  Book value, or stockholders’ equity per common share, was $31.02 at December 31, 2011, compared to $28.84 at December 31, 2010.  The ratio of stockholders’ equity to total assets was 9.7% at December 31, 2011, compared to 10.9% at December 31, 2010.

On December 14, 2011, the Company redeemed all $10,200,000 of its Series A preferred stock issued to the Treasury under the TARP CPP.  On January 11, 2012, the Company completed the repurchase of the warrant to purchase the Company’s common stock (“Warrant”) held by the Treasury.  The Company paid $600,000 to the Treasury to repurchase the Warrant.  With these transactions, the Treasury no longer holds any investment in the Company.  The Bank continues to meet the requirements to be considered well-capitalized under regulatory requirements with a total risk based capital ratio of 14.7% and Tier 1 Capital ratio of 8.7% at December 31, 2011.  See the Selected Financial Ratios included in the Financial Highlights below.

All common stockholders of record on December 16, 2011, received a quarterly cash dividend of $0.01 per common share on January 6, 2012.  As of December 31, 2011, the Company had 1,357,073 shares of common stock outstanding.  All common shareholders of record on March 9, 2012 will receive a quarterly cash dividend of $0.0625 per common share on April 6, 2012.

About the Company and the Bank

North Central Bancshares, Inc. serves north central, central and southeastern Iowa at eleven full service locations in Fort Dodge, Nevada, Ames, Perry, Ankeny, Clive, West Des Moines, Burlington, and Mount Pleasant, Iowa through its wholly-owned subsidiary, First Federal Savings Bank of Iowa, headquartered in Fort Dodge, Iowa.

The Bank’s deposits are insured by the Federal Deposit Insurance Corporation up to the fullest extent permitted by law.

Statements included in this press release and in future filings by North Central Bancshares, Inc. with the Securities and Exchange Commission, in North Central Bancshares, Inc. press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected.  North Central Bancshares, Inc. wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made.  The following important factors, among others, in some cases have affected and in the future could affect North Central Bancshares, Inc.’s actual results, and could cause North Central Bancshares, Inc.’s actual financial performance to differ materially from that expressed in any forward-looking statement:  (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation.  Additional factors that could cause actual results to differ from those expressed or implied in the forward looking statements are described in the cautionary language included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and other filings made with the Securities and Exchange Commission.  The foregoing list should not be construed as exhaustive, and North Central Bancshares, Inc. disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

For more information contact:  David M. Bradley, Chairman, President and Chief Executive Officer, 515-576-7531

FINANCIAL HIGHLIGHTS OF NORTH CENTRAL BANCSHARES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Financial Condition

(Unaudited)
(Dollars in Thousands, except per share data)

	December 31, 2011	December 31, 2010
Assets
Cash and cash equivalents	$17,405	$20,604
Investments in certificates of deposit	3,631	12,689
Securities available-for-sale	67,967	48,436
Federal Home Loan Bank stock	3,123	3,017
Loans (net of allowance for loan loss of $5,846 and	311,378	334,461
$6,147, respectively
Foreclosed real estate	1,750	4,586
Other assets	27,768	28,471
Total assets	$433,022	$452,264
Liabilities
Deposits	$360,851	$349,833
Other borrowed funds	25,750	49,250
Other liabilities	4,324	4,006
Total liabilities	390,925	403,089
Stockholders’ equity	42,097	49,175
Total liabilities and stockholders’ equity	$433,022	$452,264
Stockholders’ equity to total assets	9.72%	10.87%
Book value per share of common stock	$31.02	$28.84
Total shares of common stock outstanding	1,357,073	1,351,448
Total shares of cumulative preferred stock outstanding	0	10,200

Condensed Consolidated Statements of Income
(Unaudited)
(Dollars in Thousands, except per share data)

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2011	2010	2011	2010

Interest income	$4,932	$5,351	$20,215	$22,209
Interest expense	1,225	1,818	5,689	7,746
Net interest income	3,707	3,533	14,526	14,463
Provision for loan loss	1,000	1,513	2,135	4,091
Net interest income after provision for loan loss	2,707	2,020	12,391	10,372
Noninterest income	1,888	2,006	7,576	7,938
Securities gains/(losses), net	20	0	136	7
Noninterest expense	4,148	4,096	16,679	16,134
Income/(loss) before income taxes	467	(70)	3,424	2,183
Income taxes	91	(110)	786	478
Net income/(loss)	$376	$40	$2,638	$1,705

Preferred stock dividends and accretion of discount	153	132	550	529
Net income/(loss) available to common Shareholders	223	(92)	2,088	1,177

Basic earnings/(loss) per common share	$0.17	$(0.07)	$1.55	$0.87
Diluted earnings/(loss) per common share	$0.16	$(0.07)	$1.53	$0.87

Selected Financial Ratios	For the Three Months Ended December 31,		For the Years Ended December 31,

	2011	2010	2011	2010
Performance ratios
Net interest spread	3.39%	3.08%	3.33%	3.19%
Net interest margin	3.54%	3.28%	3.49%	3.38%
Return on average assets	0.34%	0.04%	0.59%	0.37%
Return on average equity	2.96%	0.33%	5.22%	3.47%

	December 31, 2011	December 31, 2010
Capital ratios (First Federal Savings Bank of Iowa)
Total Capital (to risk-weighted assets)*	14.7%	16.5%
Tier I Capital (to risk-weighted assets)*	13.5%	15.3%
Tier I Capital (to average assets)*	8.7%	10.2%
*Exceeds Regulatory definition of “well capitalized”